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                                                                    EXHIBIT 99.1

PRESS RELEASE

              ENRON AND DYNEGY ANNOUNCE
              SETTLEMENT OF MERGER-RELATED
              LITIGATION

              FOR IMMEDIATE RELEASE: Thursday, August 15, 2002

             HOUSTON - Enron Corp. (ENRNQ) and Dynegy Inc. (NYSE: DYN) announced today that they have reached a settlement of litigation arising from the failure of the November 2001 merger of the two companies. The settlement agreement has been approved by the boards of both companies.

             Under the terms of the agreement, Dynegy will pay Enron $25 million to settle the lawsuit Enron had filed alleging breach of contract for wrongful termination of the merger. Enron has agreed to release Dynegy from any and all claims relating to the terminated merger and to dismiss such litigation.

             In addition, Dynegy has agreed not to pursue any claims for working capital adjustments relating to its acquisition of Northern Natural Gas Company (NNG) from Enron last February. This will result in the release of funds to Enron that had been escrowed in connection with the sale of NNG, pending a review of working capital as of the closing date. The settlement amount and the release of escrowed funds are subject to bankruptcy court approval.

             Enron has agreed to continue providing transition services to NNG once MidAmerican Energy Holdings Company's purchase of the pipeline from Dynegy is completed later this month. Enron has been providing services on a transition basis under an agreement established between the two companies when Dynegy acquired NNG. Enron has agreed to allow the assignment of that agreement, which runs until Jan. 31, 2003, to MidAmerican Energy.

              "We are pleased to have reached a settlement that enables both companies to move forward without the shadow of protracted litigation. This settlement maximizes value for our creditors, which is Enron's top priority at this time," said Enron Interim CEO Stephen F. Cooper. "Through the transition services agreement, we will continue to work with Dynegy and MidAmerican Energy to ensure that the NNG transition goes smoothly and that NNG's customers continue to receive safe and reliable service."

             Dan Dienstbier, interim CEO of Dynegy Inc., said, "This settlement resolves a matter that has been weighing on our company and our stakeholders, and we are pleased to have done so on terms that are reasonable for Dynegy. The transfer of the transition services agreement is an important step in the timely completion of our sale of NNG to MidAmerican Energy."

             Enron has significant natural gas and electricity assets in North and South America. Enron's Internet address is www.enron.com.



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              Dynegy Inc. is a global energy merchant. Through its owned and contractually controlled network of physical assets and its marketing, logistics and risk management capabilities, Dynegy provides solutions to customers in North America, the United Kingdom and continental Europe. The company's website is www.dynegy.com.

                                      ###

             For additional information please contact:

             KAREN DENNE
             ENRON
             (713) 853-9757

             JOHN SOUSA
             DYNEGY
             (713) 767-5800



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